Exhibit 10.1

MINUTES OF SETTLEMENT

BETWEEN:

DOMENIC SERAFINO

and

VENUS CONCEPT CANADA CORP.

(each a “Party” and together, the “Parties”)

WHEREAS the employment of Domenic Serafino (“Mr. Serafino”) was terminated by Venus Concept Canada Corp. (“Venus” or the “Company”) on or about October 2, 2022 (the “Termination Date”);

AND WHEREAS Mr. Serafino alleged that he was wrongfully dismissed from his employment with Venus (the “Claim”);

AND WHEREAS Venus has paid Mr. Serafino all outstanding salary, and has continued Mr. Serafino’s base salary and car allowance from the Termination Date;

AND WHEREAS the Parties have agreed to settle all matters arising from Mr. Serafino’s employment with Venus and the termination of his employment on the following terms and conditions:

1.
For the purposes of the agreement set out herein, Venus shall include any and all predecessor, successor, affiliated, subsidiary, associated or related companies of Venus, and any and all officers, directors, employees, servants, agents, members of the Board of Directors and their successors and assigns as defined herein.

2.	Venus will pay Mr. Serafino USD$363,000 in respect of 2021 bonus on or before December 31, 2022.

3.
Venus will provide Mr. Serafino with outstanding vacation pay for fifteen (15) accrued but unused vacation days on or before December 31, 2022, to be calculated on the basis of gross wages from the previous vacation entitlement year in accordance with the Ontario Employment Standards Act, 2000 (the “ESA”).

4.
Venus will pay Mr. Serafino a combined maximum total of USD $700,000 by October 15, 2023 (the “Pay Period”), representing 15 months of his regular base salary as at the Termination Date (the “Payment”). The Payment shall be made on the following terms:

a.	Venus will continue Mr. Serafino’s base salary until March 31, 2023;

b.	Thereafter, Venus will pay Mr. Serafino the following lump sum payments:

i.	25% of the remainder of the Payment (having deducted all salary continuance received), on or before April 15, 2023;

ii.	25% of the remainder of the Payment (having deducted all salary continuance received and the first lump sum payment) on or before June 15, 2023;

iii.	25% of the remainder of the Payment (having deducted all salary continuance received and the first and second lump sump payments) on or before August 15, 2023; and

iv.	25% of the remainder of the Payment (having deducted all salary continuance received and the first, second and third lump sum payments) on or before October 15, 2023.

Mr. Serafino has a duty to seek alternate comparable employment during the Pay Period, and advise Venus if he finds, or becomes self-employed in alternate comparable employment. In the event that Mr. Serafino finds alternate comparable employment or becomes self-employed in comparable employment during the Pay Period, the salary continuance and/or lump sum payments will automatically cease and Venus will pay to Mr. Serafino, in a lump sum, fifty per-cent (50%) of the remaining amount of the Payment. In no event will Mr. Serafino receive less than his entitlements under the ESA.

All payments will be less deductions required by law, and paid in accordance with Venus’ payroll practices (subject to the other terms of this provision).

5.
Mr. Serafino’s granted and unvested options, including Restricted Stock Units granted in March 2022, will continue to vest in the regular course per the vesting schedule of the respective grant. Once the final tranche of options vests, Mr. Serafino will have thirty (30) days to exercise any remaining unexercised options he may have. As Mr. Serafino last tranche of options is scheduled to vest on March 25, 2026, he will have until April 24, 2026 to exercise any remaining unexercised options.

6.
In the event of a Change of Control, it is agreed that any remaining unpaid portion of the Payment at paragraph 4 will immediately become payable, and all unvested options at paragraph 5 will immediately vest and become exercisable for ninety (90) days after Mr. Serafino is notified or becomes aware of the Change of Control. For the purposes of this paragraph, “Change of Control” is defined as a completed sale of 75% or more of Venus’ assets.

7.
Venus will continue to make its regular contributions to Mr. Serafino’s group health and dental benefit coverage, and provide him with access to his health care spending account until the earlier of January 2, 2024, or the date on which he becomes eligible for comparable benefits through alternate comparable employment or becomes self-employed in comparable employment, at which time all benefits will cease. All other benefits have ceased or will cease immediately.

8.
Venue will contribute $5,000 in respect of Mr. Serafino’s legal fees, to be paid directly to counsel for Mr. Serafino within 30 days of receiving counsel’s invoice. Counsel for Mr. Serafino will provide an invoice and confirmation of such fees to Venus. Mr. Serafino hereby authorizes and directs such funds to be paid directly to Paliare Roland Rosenberg Rothstein LLP.

9.	Venus will transfer $3,141.00 in travel credits to Mr. Serafino for personal use, broken down as follows, by no later than January 15, 2023;
a.	0145889081024; YBCFMD; $2893; Air Canada; Expiry 21 Mar 23;
b.	0165080128786; JDIXBB; $248; United Airlines; Expiry 31 Dec 22.

10.
Mr. Serafino is required to keep the details of these Minutes of Settlement in strict confidence and not to disclose any details to anyone, except to the extent that such disclosure may or is required by law or to permit him to obtain tax planning, legal or similar advice and specifically in accordance with the Release and Indemnity.

11.
Mr. Serafino agrees to comply with the restrictive covenants and other post-termination obligations set out in his Employment Agreement dated January 1, 2016 (the “Employment Agreement”) and at law, including, without limitation, resignation from director and/or officer positions (Section 4(i)); non-solicitation of clients, customers, employees, contractors (Section 4(f)); non-competition (Section 4(f)); and non-disclosure, confidentiality and return of Company property.

12.	Mr. Serafino is required to sign and return the Release and Indemnity in the form attached at Schedule “A”.

13.
The payments and benefits set out in these Minutes of Settlement are inclusive of any amounts which may be owing to Mr. Serafino arising from his employment with Venus, and the termination thereof, including but not limited to the following: payment(s) or remuneration of any kind; all payments pursuant to the ESA for termination pay, severance pay and vacation pay; any payments under any bonus plan; all payments under the Employment Agreement; and all payments under any applicable contract of insurance except as specifically set out herein.

14.
The Parties agree that they will not disparage or criticize each other in any way, which includes specifically any internet or social media postings or comments, whether attributed or anonymous. With respect to Venus, this obligation applies to members of senior management only. Venus agrees to brief members of the senior management team during a regular meeting and in writing with respect to this obligation.

15.
In the event of a breach of Mr. Serafino’s obligations set out in the Minutes of Settlement, which specifically include the obligations of confidentiality and non-disparagement, the payments and benefits herein will cease Venus shall have the right to pursue re-payment of monies paid, save and except amounts paid in respect of ESA entitlements.

16.
Mr. Serafino confirms that he has had an opportunity and has, in fact, retained legal counsel with respect to the Minutes of Settlement and accepts the terms having considered and understood them, without duress.

17.	The Parties agree the Minutes of Settlement may be executed electronically and in counter-part.

IN WITNESS WHEREOF, the Parties have duly executed this Minutes of Settlement on December 30, 2022.

/s/ Scott Barry
Venus Concept Canada Corp.
By its authorized signing agent
/s/ Domenic Serafino	/s/ Joanne Serafino
Domenic Serafino	Witness

SCHEDULE “A”

RELEASE AND INDEMNITY

IN CONSIDERATION of the terms and conditions of the Minutes of Settlement dated December 30, 2022 with Venus Concept Canada Corp. (“Venus”), and other good and valuable consideration, the receipt and sufficient of which is hereby acknowledged, I, Domenic Serafino, on behalf of myself, my heirs, successors, administrators and assigns (hereinafter collectively referred to as the “Releasor”) hereby release and forever discharge Venus, along with all parents, subsidiaries, affiliates and associated entities, and together with all respective officers, directors, employees, servants and agents and their successors and assigns (hereinafter collectively referred to as the “Releasee”) jointly and severally from any and all actions, causes of actions, contracts, covenants, whether express or implied, including but not limited to, any bonus claims of any nature and kind whatsoever, any vacation pay entitlements, any claims and demands for damages, including any disability claims, loss of benefit claims, claims for indemnity, costs, interest, and/or claims for loss or injury of every nature and kind whatsoever and howsoever arising, whether statutory or otherwise and specifically including, but not limited to the following: any claim under the Ontario Employment Standards Act, 2000 (including but not limited to claims for wages, notice, severance, vacation pay or termination pay); any claim under any applicable contract of insurance; any claim under the Ontario Human Rights Code, Labour Relations Act, Occupational Health and Safety Act and Workplace Safety and Insurance Act, and any successor legislation, which I may heretofore have had, may now have, or may hereinafter have, in any way relating to my hiring by, my employment by, or the cessation of my employment by the Releasee. For clarity, this Release does not apply to any claims to coverage that the Releasor may hold under (i) any director & officer liability insurance coverage held by Venus as of October 2, 2022, and (ii) any other indemnity provided to directors and officers of Venus as at October 2, 2022.

AND FOR THE SAID CONSIDERATION, I hereby confirm that I have considered whether I may have, and confirm that I do not have any existing, planned or possible claim against the Releasee pursuant to the Ontario Human Rights Code, including specifically any claim of harassment, intimidation and other improper conduct, whether under the Ontario Human Rights Code or in tort, and I seek no right or remedy in respect of any such possible claim(s).

AND FOR THE SAID CONSIDERATION, I further acknowledge, covenant and warrant that I have not filed with any Court, Commission or Agency, etc., including but not limited to the Employment Standards Branch of the Ministry of Labour, the Ontario Labour Relations Board, the Human Rights Tribunal of Ontario and the Pay Equity Commission of Ontario, any claim or complaint of the type described above, and that if such a claim or complaint has been filed, this Release and Indemnity, entered into freely and without duress, constitutes a full and final bar and/or answer to such claims or complaint. For clarity, I further agree that, as a condition of the Settlement, I will take all necessary steps to ensure the withdrawal or dismissal of such claim or complaint.

AND FOR THE SAID CONSIDERATION, I further acknowledge, covenant and agree that in the event that I should hereafter make any claim, or demand or take any action or proceeding against the Releasee in connection with any matter covered by this Release and Indemnity, or threaten to do so, this document may be raised as an estoppel and complete bar to any such claim, demand, action or proceeding, and that I will be liable to the Releasee for its costs and expenses, including reasonable legal fees, incurred in responding thereto.

AND FOR THE SAID CONSIDERATION, I further acknowledge, covenant and agree that I shall not make any claim or demand or take any action or proceeding in connection with any matter covered by this Release against any other employee, officer, person or corporation who might claim contribution or indemnity from the Releasee by virtue of the said claim or proceeding. I agree that if any such claim, demand, action or proceeding is made by me, the Releasee may raise this document as an estoppel and complete bar to any such claim, demand, action or proceeding and that I will be liable to the Releasee for its costs and expenses, including reasonable legal fees, incurred in responding thereto.

AND FOR THE SAID CONSIDERATION, I further acknowledge, covenant and agree to save harmless and indemnity the Releasee from and against all claims, charges, taxes, penalties or demands which may be made by the Canada Revenue Agency requiring the Releasee to pay income tax, charges, taxes, or penalties under the Income Tax Act (Canada), in respect of amounts paid to me, in excess of income tax previously withheld; and in respect of any and all claims, charges, taxes or penalties and demands which may be made on behalf of or related to the Employment Insurance Commission and the Canada Pension Commission under the applicable statutes and regulations with respect to any amounts which may in the future be found to be payable to the Releasee in respect of the Releasor.

AND FOR THE SAID CONSIDERATION, I further acknowledge, covenant and agree that during my employment I acquired confidential information which is the exclusive property of the Releasee which I shall not use in any manner without the express written permission of the Releasee. I recognize that all material and information that has been disclosed to me during my employment is confidential information that could be used to the detriment of the Releasee. As such, I will fulfill my obligations to hold confidential the information I received during my employment with the Releasee. I acknowledge and agree that the requirement to keep confidential the information acquired by me during my employment is reasonable and necessary for the protection of the Releasee.

AND FOR THE SAID CONSIDERATION, I further acknowledge, covenant and agree that, notwithstanding the cessation of my employment, I will not discuss or disclose, to other than my immediate family members, legal advisors, financial advisors or as required by law, the terms of my settlement with the Releasee or this Release and Indemnity. Such disclosure shall include but is not limited to the posting of any comments or information concerning the terms and conditions of the settlement or this Release and Indemnity on the Internet or providing information for the posting of any comments related to this settlement.

I HEREBY AGREE AND ACKNOWLEDGE THAT the consideration provided by the Releasee herein is not deemed to be an admission of liability on the part of the Releasee.

I HEREBY AGREE AND ACKNOWLEDGE THAT in the event that any provision of this Release and Indemnity is deemed void, invalid or unenforceable by a court of competent jurisdiction, the remaining provisions shall remain in full force and effect.

I HEREBY ACKNOWLEDGE AND CONFIRM that I have been afforded sufficient opportunity to obtain independent legal advice with respect to the details of the Settlement before accepting it and signing this Release and Indemnity. I further confirm that I have read this Release and Indemnity, understand it, and am executing it voluntarily and without duress after having been afforded the opportunity to obtain legal advice and having either received such advice or chosen not to do so.

IN WITNESS WHEREOF, the Releasor had duly executed this Release and Indemnity this 29th day of December, 2022, in the presence of the witness whose signature is subscribed below.

/s/ Joanne Serafino		/s/ Domenic Serafino
Domenic Serafino
Witness Name:	Joanne Serafino